Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

AngioSoma Research, Inc. (a Nevada corporation)

AngioSoma Research, Inc. (a Texas corporation)

First Titan Energy, LLC, (a Nevada corporation)

First Titan Technical, LLC, (a Nevada corporation)